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                                                                      EXHIBIT 11

                         PHYCOR, INC. AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996

    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)



                                                           THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           -------------------
                                                           1997           1996
                                                           ----           ----
Earnings per common share:

      Net income                                          $12,307         7,690
                                                          =======         =====

      Earnings per share                                  $   .19           .13
                                                          =======         =====

      Weighted average common shares outstanding           65,142        60,306
                                                          =======         =====

Earnings per common share, assuming full dilution:

      Net income                                          $12,307         7,690
                                                          =======         =====

      Earnings per share                                  $   .19           .13
                                                          =======         =====

      Weighted average common shares outstanding           70,734        63,744
                                                          =======         =====


Note: The convertible debentures were not included in the fully diluted earnings per share calculation since the effect of inclusion would be antidilutive.